[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made effective as of the 12 day of July, 2011 (“Effective Date”) by and between Array BioPharma Inc., a Delaware corporation (“Array”), and ASLAN Pharmaceuticals, a Singapore corporation (“ASLAN”, as further defined below).  Each of Array and ASLAN are sometimes referred to herein as a “Party” or, collectively, as the “Parties”.

RECITALS

A.        Array owns certain intellectual property rights and know-how with respect to that certain chemical compound designated as ARRY-543, and believes that ARRY-543 has the potential to become a cancer therapeutic with significant worldwide annual sales.

B.         Array desires to collaborate with ASLAN to ensure that the clinical development of ARRY-543 through clinical proof of concept is achieved as promptly as possible, including completion of the Committed Trials (as defined below) and to thereafter find a partner capable of realizing promptly the therapeutic and commercial potential of ARRY-543.

C.        ASLAN possesses pharmaceutical development capabilities, and desires to collaborate with Array in the further development of ARRY-543 for the treatment of cancer as set forth in this Agreement and further desires to make the commitment and investment to conduct clinical development of ARRY-543 through clinical proof of concept, including completion of the Committed Trials, and to find a partner capable of realizing promptly the therapeutic and commercial potential of ARRY-543.

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I - DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1       “Affiliate” shall mean any corporation or other entity which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists.  For the purposes of this Section 1.1, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct affairs of the entity, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.2       “Array Know-How” shall mean proprietary confidential information which (a) Array discloses to ASLAN under this Agreement or specifically in anticipation of this Agreement and (b) is within the Control of Array.  Notwithstanding anything herein to the contrary, Array Know-How excludes published or issued Array Patents.

1.3       “Array Patents” shall mean all Patents Controlled by Array.

1.4       “Array Technology” shall mean Array Patents and Array Know-How and other Intellectual Property relating thereto, in each case that (i) are Controlled by Array as of the Effective Date and are reasonably necessary for the Parties to conduct their respective activities under the Development Program and to further develop, make, have made, use, import, offer for sale and sell Products in the Field and in the Territory, and/or (ii) are Controlled by Array during the term of this Agreement and claim the composition or method of use of ARRY-543.

1.5       “ASLAN” shall mean ASLAN Pharmaceuticals and any of its Affiliates and/or subsidiaries controlled by ASLAN.

1.6       “ASLAN Know-How” shall mean proprietary confidential information which (a) ASLAN discloses to Array under this Agreement or specifically in anticipation of this Agreement and (b) is within the Control of ASLAN.  Notwithstanding anything herein to the contrary, ASLAN Know-How includes Development Data but excludes published or issued ASLAN Patents.

1.7       “ASLAN Patents” shall mean all Patents Controlled by ASLAN.

1.8       “ASLAN Technology” shall mean ASLAN Patents and ASLAN Know-How and other Intellectual Property relating thereto, in each case Controlled by ASLAN as of the Effective Date or during the term of this Agreement, that are reasonably necessary for the Parties to conduct their respective activities under the Development Program and to further develop, make, have made, use, import, offer for sale and sell Products in the Field and in the Territory.

1.9       [ * ] shall mean [ * ], or a [ * ], in each case that has [ * ] in [ * ] and that (i) [ * ] and/or (ii) if the Parties agree (or the [ * ] determines under Section 7.2.3(b)) that such [ * ] for human pharmaceutical purposes.

1.10     “Collaboration Patents” shall have the meaning as set forth in Section 8.2.1.

1.11     “Collaboration Technology” shall mean all inventions, information and other Intellectual Property, invented, conceived or created solely or jointly by employees, agents or consultants of ASLAN and/or Array in the course of performing their respective activities after the Effective Date.  Collaboration Technology shall include all Array Patents and ASLAN Patents in and to any inventions described in this Section 1.11.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.12     “Completion” shall be deemed to occur, with respect to a particular clinical trial for a Product, upon the earlier of (i) availability of the final clinical study report or (ii) three (3) months after the end of the administration period for the last subject to be treated in such trial and upon collection of data to be obtained from trial subject in connection with such clinical trial in accordance with the applicable trial protocol.  Discontinuation of a clinical trial prior to completion of the administration period for at least the number of subjects called for in the applicable study protocol and collection of corresponding data from such subjects does not constitute “Completion” for purposes of this Agreement.  For purposes of the foregoing, “administration period” shall mean the period during which doses of the Product are administered to the subject, in accordance with the protocol for such trial.

1.13     “Committed Trials” shall mean those clinical trials listed in Exhibit 1.13.

1.14     “Control,” “Controls,” “Controlled” or “Controlling” shall mean possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangements with any Third Party.

1.15     “Development Data” shall mean, with respect to a Product, (i) all data from clinical trials of such Product; and (ii) all research data, preclinical data, manufacturing data and other information, in each case that are generated by or under authority of ASLAN with respect to such Product.  For such purposes, “Development Data” shall include (1) raw data, study protocols, study results, analytical methodologies, manufacturing processes, materials lists, batch records, vendor information, validation documentation, and the like, (2) regulatory filings, documentation, correspondence and adverse event data, and (3) expert opinions, analyses, reports and the like, relating to the data, including in each case electronic information and databases embodying such data.

1.16     “Development Plan” shall mean the workplan with respect to the development of Products in the Development Program, as set forth in Section 3.2.

1.17     “Development Program” shall mean activities with respect to the development of Products for applications within the Field by or under authority of ASLAN, comprising preclinical, clinical, contract research (academic or commercial), regulatory, process research and manufacturing development, formulation and all other activities relating to the development of Products for use in the Field, including without limitation the Committed Trials required to be conducted by ASLAN.

1.18     “Diligent Efforts” shall mean, with respect to activities of a Party under this Agreement, active, and diligent efforts and resources to develop and license Products, and to obtain the optimum commercial return for such Products throughout the world consistent with the exercise of prudent scientific and business judgment, as are typically applied by such Party (or, if a Party does not engage in that activity for other products or compounds, by biotechnology and/or pharmaceutical companies that are similar in size and financial resources to such Party) in the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

conduct of such activities with respect to other pharmaceutical products of comparable commercial potential, taking into account all relevant factors including, as applicable, stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated governmental approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining marketing approval in major markets, and actual or projected profitability.  Each Party shall perform its obligations under this Agreement with respect to development and licensing of Products solely in the best interests of maximizing the success of such Products, and not in the present or future interest of other products of such party or its affiliates other than Products.

1.19     “Effective Date” shall mean the date first written above.

1.20     “EMA” means the European Medicines Agency or any successor entity thereto.

1.21     “FDA” shall mean, with respect to the United States, the U.S. Food and Drug Administration, any successor entity thereto, or any equivalent foreign regulatory authority(ies) in a particular country.

1.22     “Field” shall mean the treatment or prevention of any disease or condition in humans.

1.23     “Intellectual Property” shall mean any Patents, rights to inventions, registered designs, copyright and related rights, database rights, design rights, topography rights, trade marks, service marks, trade names and domain names, trade secrets, confidential information, rights in unpatented know-how, and any other intellectual or industrial property rights of any nature including all applications (or rights to apply) for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

1.24     “Joint Development Committee” (or “JDC”) shall mean the committee established under Section 2.1.

1.25     “Joint Steering Committee” (or “JSC”) shall mean the committee established under Section 2.2.

1.26     “Licensed Technology” shall mean Array Technology, ASLAN Technology and Collaboration Technology.

1.27     “Licensing Program” shall mean the activities with respect to the licensing of Products to a Third Party, as set forth in Article VII.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.28     “Net Licensing Proceeds” shall mean the net amount of all consideration actually received in respect of a license under the Licensing Program (or a license granted by ASLAN with respect to [ * ], in the event that ASLAN obtains and exercises the option therefor as described in Section 7.2.5(a)), i.e. the gross amount payable and the fair market value of any non-cash consideration received, in each case less applicable deductions therefrom, such as withholding taxes or the like (to the extent no tax credit is taken).  The party taking the lead in negotiating a license agreement shall have the right to deduct from the Net Licensing Proceeds received from such agreement the reasonable out-of-pocket costs incurred by such lead party in negotiating such license agreement.

1.29     “Net Sales” shall mean the gross invoice price charged from time to time by Array or its Affiliates, or by ASLAN or its Affiliates (and, if applicable, licensees or sublicensees of ASLAN described in Section 7.2.5(c)), as the case may be (the applicable Party and its Affiliates referred to herein as the “Selling Party”), for all Products sold the Selling Party, under this Agreement in arm’s length sales to Third Parties less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by the Third Party customer, on such sales for:

(a)  trade, quantity, and cash discounts;

(b)  credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product;

(c)  freight, postage and duties, and transportation charges specifically relating to Product, including handling and insurance thereto; and

(d)  sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Product to Third Parties.

Sales among the Selling Party and its Affiliates shall be excluded from the computation of Net Sales, and no royalties will be payable on such sales except where such Affiliates are end users; provided, however, that any subsequent resale to Third Parties shall be included within Net Sales.  In addition, the Selling Party may exclude from Net Sales a reasonable provision for uncollectible accounts, to the extent such reserve is determined in accordance with U.S. generally accepted accounting standards, consistently applied across all product lines of the particular Party, until such amounts are actually collected.  Net Sales shall not include, and no royalty shall be due on, Products used in clinical trials or other research and development activities, or Products given as samples.

1.30     “Patent” shall mean (i) issued and unexpired Letters Patent, including any extension, registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

renewal thereof and (ii) pending applications for Letters Patents; which in each case has not been held, by a court or governmental agency of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken.

1.31     “Product” shall mean a pharmaceutical preparation for human use incorporating ARRY-543 as an active ingredient.

1.32     “Territory” shall mean worldwide.

1.33     “Third Party” shall mean any entity other than Array or ASLAN.

1.34     General

Section and Exhibit headings shall not affect the interpretation of this agreement. The Exhibits form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Exhibits. Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders. Writing or written includes faxes but not e-mail. Any words following the terms ‘including’, ‘include’, ‘in particular’ or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms. A ‘person’ includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

ARTICLE II - GOVERNANCE

2.1            Joint Development Committee.  ASLAN and Array shall establish a joint development committee (“Joint Development Committee” or “JDC”) to execute the Development Plan during the Development Program.  From time to time, the JDC may establish subcommittees or project teams to oversee particular projects or activities, and such subcommittees or project teams will be constituted as the JDC agrees (e.g., for oversight of certain day-to-day matters).

2.1.1    Membership.  The JDC shall be comprised primarily of members from ASLAN, provided that the JDC will at all times include at least two (2) representatives from each of ASLAN and Array, selected by such party.  It is anticipated that membership of the JDC will change over the course of the Development Program as needed to ensure sufficient expertise for execution of the then-current Development Plan.  The Chief Medical Officer of ASLAN shall serve as chairman of the JDC.

2.1.2    JDC Meetings.  During the Development Program, the JDC will meet regularly (at least quarterly) according to a mutually agreed schedule, alternating between locations convenient to one Party and then convenient to the other, or by teleconference;  the JDC may also meet on an ad hoc basis, as necessary.  At its meetings, the JDC will (i) review the Development

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Program objectives, (ii) monitor the progress of the Development Program toward those objectives, (iii) make decisions and any material changes to the execution of the Development Plan, (iv) make decisions about any other matters relating to the operation and execution of this Agreement as the members of the JDC may agree, and (v) undertake and/or approve such other matters as are specifically provided for the JDC under this Agreement, in each case subject to the limitations set forth in Section 2.1.4 below.  The JDC shall prepare written minutes of each JDC meeting and a written record of all JDC decisions, whether made at a JDC meeting or otherwise and promptly circulate a copy to JDC and JSC members.  Each party shall bear its own personnel, travel and lodging expenses relating to JDC meetings.

2.1.3    Decisions.  Decisions of the JDC shall be made by unanimous vote, with each Party having one vote.  In the event that the votes required to approve a decision cannot be reached, then the issue will be referred to the JSC for resolution.

2.1.4    Limitations on the JDC.  The JDC shall have no authority to do any of the following:  (i) alter or amend this Agreement, (ii) delay the scheduled date of completion of the overall Development Program or otherwise extend the then-current term of the Agreement; (iii) decrease the scope of the Development Plan to less than the Committed Trials; (iv) create additional obligations or liabilities on Array’s behalf under the Licensing Program beyond the scope provided under this Agreement; (v) require Array to be responsible for tasks or activities of a materially different nature or scope than agreed by Array in the initial Development Plan (or amended Development Plan agreed to by Array); or (vi) cause Array to breach any obligation Array has under an agreement with any third party, provided that in such circumstance Array shall provide as early notification of the issue to ASLAN as possible, together with reasonable information about the relevant obligations of Array under the agreement and why Array considers that the course of action proposed, will cause it to be in breach of such obligation.

2.2            Joint Steering Committee. The Parties shall establish an overall committee (“Joint Steering Committee,” or “JSC”) to oversee the Development Program, to oversee the Licensing Program and to resolve issues arising under this Agreement.  The JDC shall report to the JSC.

2.2.1    Membership.  The JSC shall be comprised of an equal number of representatives from each of ASLAN and Array, selected by such party.  The exact number of such representatives shall be two (2) for each of ASLAN and Array, or such other number as the parties may agree, with the members selected from senior management of each Party.  Array and ASLAN may replace its respective JSC representatives at any time, with prior written notice to the other party.  The Chief Medical Officer of ASLAN shall serve as chairman of the JSC.

2.2.2    JSC Meetings.  During the term of the Agreement, the JSC shall meet no fewer than two (2) times each calendar year, or as otherwise agreed by the parties, alternating between locations convenient to one Party and then convenient to the other, or by teleconference.  At its meetings, the JSC will (i) review and approve the Development Plans (and any and all material

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

modifications thereof, especially changes to the Development Plan timeline or the scope of ASLAN’s required expenditures thereunder), pursuant to Section 3.2 of this Agreement; (ii)  review and, if agreed, approve the material terms of any proposed license under the Licensing Program;  (iii) discuss and seek to resolve any issues which have arisen in the JDC and have not been resolved; (iv) discuss and seek to resolve any other issues arising under this Agreement; and (v) undertake and/or approve such other matters as are specifically provided for the JSC under this Agreement; provided, however, that the JSC shall not have the authority to alter or amend this Agreement.  The JSC shall prepare written minutes of each JSC meeting and a written record of all JSC decisions, whether made at a JSC meeting or otherwise, and promptly circulate a copy to all JSC members.  Each party shall bear its own personnel, travel and lodging expenses relating to JSC meetings.

2.2.3    Decisions.  Decisions of the JSC shall be made by unanimous vote, with each Party having one vote. Parties shall make decisions in good faith and not unreasonably withhold or delay decisions.  If the JSC cannot reach agreement on an issue, then such issue will be referred to the Chief Executive Officers (“CEOs”) of Array and ASLAN for attempted resolution in good faith, face-to-face negotiations at a mutually agreed site.  If the CEOs cannot resolve such issue within 30 business days, ASLAN will have the right to cast the deciding vote; provided, however, that ASLAN will not have the right, without agreement of Array, to: (i) delay the scheduled date of completion of the overall Development Program or otherwise extend the then-current term of the Agreement; (ii) decrease the scope of the Development Plan to less than the Committed Trials; (iii) create additional obligations or liabilities on Array’s behalf under the Licensing Program beyond the scope provided under this Agreement; (iv) require Array to be responsible for tasks or activities of a materially different nature or scope than agreed by Array in the initial Development Plan (or amended Development Plan agreed to by Array); or (v) cause Array to breach any obligation Array has under an agreement with any third party, provided that in such circumstance Array shall provide as early notification of the issue to ASLAN as possible, together with reasonable information about the relevant obligations of Array under the agreement and why Array considers that the course of action proposed, will cause it to be in breach of such obligation.  Array and ASLAN shall cause each of their representatives on the JSC and their respective CEOs to vote, including any deciding vote cast by ASLAN, and shall otherwise perform their respective activities under this Agreement, in accordance with the Parties’ respective obligations to use Diligent Efforts to maintain the best interests of the collaboration contemplated herein, including the timely development of Products, and not in the present or future interest of either Party outside the collaboration.  Where this Agreement calls for specified officers of Array and ASLAN to meet and resolve a particular issue, each Party shall make its respective officer reasonably available for an in-person meeting on at least three particular dates and times within the thirty (30) days after the request.

ARTICLE III - PRODUCT DEVELOPMENT

3.1       Development Program.  ASLAN, at its own expense, shall use Diligent Efforts to conduct the Development Program through to clinical proof of concept, including Completion of all

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Committed Trials.  All Development Program activities will be conducted pursuant to the applicable Development Plan, in accordance with good clinical practices and designed to a standard acceptable by the FDA and/or the EMA.

3.1.1    ASLAN Responsibilities.  ASLAN shall be responsible for resourcing, supplying and funding the development activities under the Development Plan.  Except as provided in Section 3.2, and subject to any other applicable provisions of this Agreement, ASLAN shall make all decisions relating to the day-to-day development activities within the Development Program, provided such decisions are consistent with the then-current approved Development Plan and any decisions and instructions of the JDC or JSC.

3.2       Development Plan.

3.2.1    General.  All activities conducted by or under authority of ASLAN in connection with the development of Products shall be conducted only in accordance with a detailed written development plan approved by the JDC, including timelines contained therein (each such plan referred to as a “Development Plan”).  At least one time in each calendar year, ASLAN shall prepare and present to the JSC a reasonably detailed, written update to the Development Plan pursuant to which the Development Program will be performed.  The initial Development Plan is attached hereto as Exhibit 3.2.

3.2.2    The Development Plan will include a reasonably detailed plan for the applicable year and a general overview of activities required to reach clinical proof of concept, and shall establish a development timeline including projected time durations for the particular stages of the Development Program.  The Development Plan will contain go/no-go criteria for continuing the development of Products from one clinical trial to the next.  Each Development Plan shall be comprehensive and shall fully describe at least (i) the proposed activities related to ongoing preclinical studies, clinical studies and regulatory plans, and (ii) clinical goals and objectives as well as criteria for successful Completion of the Committed Trials and other development activities.  In any event, each Party agrees to keep the other Party fully informed as to the development activities (if any) to be conducted by such Party under the mutually agreed Development Plan.  In addition, ASLAN shall provide Array with such information as Array may reasonably request from time to time regarding status of development of Products hereunder.  It is understood that such information will include, without limitation, copies of all correspondence with regulatory authorities with respect to each Product.  ASLAN shall promptly notify the JSC in writing upon Completion of each of the Committed Trials.

3.2.3    Periodic Review.  The JDC shall review the Development Plan on an ongoing basis and shall adjust and make appropriate changes to the Development Program, including the development timeline, based on the results and progress to date.  Any and all material changes to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Development Plan that cannot be agreed to by unanimous vote of the JDC shall require the approval of the JSC.

3.3       Regulatory Matters.

3.3.1    Regulatory Filings.  ASLAN shall be responsible, directly or through third parties, for the preparation, filing and maintenance of all regulatory documents with respect to development of Products under the Development Program, which shall be filed in the name of ASLAN or its designee.  All clinical trial protocols and regulatory submissions under the Development Plan shall be subject to review and approval by the JDC prior to the initiation of such trials and prior to filing such protocols and submissions with any health regulatory agencies.

3.4       Inventory Transfer; Manufacturing.

3.4.1    Existing Stock.  In order to help facilitate ASLAN’s initial efforts in the Development Program, Array agrees to transfer to ASLAN a mutually agreed amount of ARRY-543 from Array’s existing stock, in bulk API or bulk tablet form, solely for use in conducting activities under the Development Plan, in the time frames reasonably requested by ASLAN in writing (which shall be within a reasonable time after the Effective Date and, in no event, later than one (1) year).  Within thirty (30) days of receipt, ASLAN shall reimburse Array [ * ] of Array’s [ * ] such existing stock.  For purposes of this Agreement, “Array’s [ * ] shall specifically include, without limitation, [ * ], of material to ASLAN.  Array shall deliver API to ASLAN, or to a destination designated by ASLAN in writing (FCA (Free Carrier), airport of departure, Incoterms 2000) by transporting the API to the air carrier at the airport of departure specified by ASLAN in writing.  The Parties shall confer prior to any such delivery of the API regarding the container and shipping details and other related data and information.  On request of either Party, the Parties will negotiate and enter into a separate supply agreement, which separate supply agreement (i) shall reflect and be consistent with the foregoing terms of this Section 3.4.1, (ii) will contain a representation from Array that to Array’s knowledge the ARRY-543 supplied thereunder was manufactured in accordance with Array’s specifications for ARRY-543 at the time, together with a disclaimer that (except for the foregoing representation) all ARRY-543 is provided to ASLAN “AS IS,” with no other representation or warranty, express or implied, and (iii) will contain only such other terms and conditions as are mutually acceptable to both Parties.  Array shall have no obligation to supply to ASLAN any amounts of ARRY-543 as to which Array does not believe it can make the representation described in clause (ii) in the preceding sentence.

3.4.2    Future API.  ASLAN may if it chooses, contract with Array to perform additional Chemistry and Manufacturing Controls (CMC) activities and ARRY-543 manufacturing necessary to complete the Development Program.  The terms and conditions for such CMC and manufacturing activities shall be set forth in a separate agreement to be negotiated in good faith by the Parties.  The price to be paid for supply of ARRY-543 shall be [ * ] of Array’s [ * ] any such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARRY-543. For the avoidance of doubt, ASLAN shall be free to use a Third Party supplier instead if it wishes.

3.5       Development Data.

(a)             Ownership.  Development Data generated by ASLAN in the course of the Development Program shall be owned by ASLAN.

(b)             Without limiting the foregoing, ASLAN will provide periodic reports regarding progress under the Development Plan and, promptly upon Completion of each of the Committed Trials and of such other trials as the parties agree in the Development Plan are required for proof of concept (or, if earlier, upon discontinuation of any such Committed Trials or other clinical trials), make available to Array all clinical data and all final study reports resulting from the activities conducted through proof of concept pursuant to the Development Plan.

3.6       Records; Reports.  ASLAN shall maintain records of the Development Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Development Program.  Array shall have full access to all records, materials and Development Data generated by or on behalf of ASLAN pursuant to the Development Program with respect to each Product and, promptly upon request by Array, ASLAN shall provide copies of such Development Data to Array, in English where available.

ARTICLE IV - EXCLUSIVITY

4.1       Exclusivity of Efforts.  During the term of this Agreement, ASLAN shall not conduct, participate in, or fund, directly or indirectly, either alone or with a third party, research or development with respect to, or to commercialize a product comprising, any compound or product that targets either EGFR or ErbB-2 for potential use in the Field, other than activities conducted pursuant to and in accordance with the Agreement.

4.2       Other Product; Right of First Negotiation.

4.2.1    During the term of the agreement, at least ninety (90) days prior to Array entering into [ * ] to grant to a Third Party the right to develop and/or commercialize that certain [ * ], Array agrees to notify ASLAN in writing, together with a summary description of the [ * ] (including a general statement of its then-current stage of development) and the scope of rights or field to be proposed, if any, that [ * ] (“Initial Notice”).  Within thirty (30) days following receipt of such Initial Notice, ASLAN shall notify Array of its decision whether or not it desires to discuss terms and conditions under which Array will grant such rights to ASLAN.  As soon as practicable following such notice the Parties shall enter into exclusive good faith negotiations to finalize the terms and conditions of such grant of rights.  If (i) ASLAN notifies Array that it does not desire to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

discuss such terms and conditions, or (ii) the parties have not agreed upon such terms and conditions pursuant to which such rights and license will be granted to ASLAN within ninety (90) days after the date Array provided the Initial Notice to ASLAN (the “Negotiation Period”), then Array shall be free to grant to any third party the right to develop and/or commercialize [ * ], without further obligation to ASLAN, and on any terms that Array deems appropriate.  It is understood that, because Array will be providing the Initial Notice to ASLAN prior to [ * ] with a third party, Array may not be able to define the entire or exact scope of the product, field or rights to be granted, and accordingly, so long as the Initial Notice describes a product, field or rights that overlap with the product, field or rights discussed with, or granted to, a third party, Array shall be deemed to have satisfied its obligations; also, it is understood that Array need only provide one such Initial Notice hereunder before engaging in such material and substantial negotiations with the first third party, and that Array is not obligated to provide any further notice if Array subsequently engages in discussion with more than one third party with respect to the subject matter described in the Initial Notice.  Such right is personal to ASLAN and will terminate upon the acquisition or merger of ASLAN.

4.2.2    No Implied Obligations.  The only obligations of Array and ASLAN under Section 4.2.1 above are as expressly stated therein, and there are no further implied obligations relating to the matters contemplated therein, other than as are non-excludable by law.  Without limiting the foregoing, it is further understood and agreed that [ * ] may or may not be advanced to any particular degree or at all at the time of the Initial Notice under Section 4.2.1, and that [ * ] may be conducted after the date of such Initial Notice; accordingly, so long as Array includes within the Initial Notice a good faith summary of [ * ] as it then exists, or a summary of the field in which the rights would be granted, the requirements of Section 4.2.1 above shall be deemed satisfied with respect to any and all activities after the date of the Initial Notice.  Without limiting the foregoing, it is further acknowledged and agreed (i) that: this Section 4.2 shall not be deemed to apply to a transaction by which a Third Party acquires all or substantially all of the business assets of Array; and (ii) if Array enters into a transaction with a Third Party in accordance with this Section 4.2 that includes [ * ] (each such [ * ] being referred to as a “ [ * ]”), then the grant of rights by Array upon a Third Party’s exercise of such Contingent Right shall not be subject to this Section 4.2 so long as the grant of such [ * ] was made in a transaction entered into with the Third Party in compliance with Section 4.2.1; and (iii) Array is not obligated under this Section 4.2 to provide ASLAN any particular information other that as expressly stated in Section 4.2.1, and that Array may require a separate confidentiality agreement as a condition to any disclosure of information in connection with Section 4.2.

4.2.3    Disputes.  If ASLAN disputes Array’s right to proceed to enter into any transaction with a Third Party with respect to [ * ], ASLAN shall submit such dispute for determination by a neutral expert (“Expert”) within ten (10) days from the end of the Negotiation Period, and such issue shall be finally resolved by the Expert pursuant to this Section 4.2.3 (“Expert Determination”).  ASLAN shall provide Array a notice of such Expert Determination together with a written report setting forth the specific basis for the dispute and the specific actions ASLAN

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

believes Array must take to resolve the dispute (“Dispute Resolution Notice”).  If a Dispute Resolution Notice is not received within the ten (10) day period then ASLAN shall have no further right to dispute Array’s right to grant any Third Party rights contemplated by this Section 4.2.  In the event of such Expert Determination, the Expert shall be an independent expert in the biotechnology industry with relevant experience, mutually acceptable to the Parties.  If the Parties are unable to agree on an Expert, the Expert shall be an independent expert as described in the preceding sentence, selected by the chief executive of the UK Bio-Industry Association (“BIA”).  Any such Expert Determination shall be held in London, UK, and shall be conducted in English.  Each Party shall prepare a written report setting forth its position with respect to whether Array has the right to proceed to enter into any transaction with a Third Party, and supporting documents or affidavits as such Party deems appropriate.  The Expert shall not order or require discovery against either party.  The Expert shall select one of the Party’s positions as his decision, and shall not have authority to render any substantive decision other than to so select the position of either ASLAN or Array.  The costs of such Expert Determination shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with such Expert Determination.  It is the desire and objective of the Parties that the dispute is settled by Expert Determination within 30 days of Dispute Resolution Notice, or in any event as soon thereafter as is practicable.

ARTICLE V - LICENSE GRANTS

5.1       Development License to ASLAN.  Subject to the terms and conditions of this Agreement, Array hereby grants ASLAN an exclusive, non-sublicensable (except pursuant to the Licensing Program), license under applicable Array Technology to develop Products in the Field in the Territory pursuant to the Development Plan.

5.2       No Commercialization by ASLAN.  Except to the extent otherwise expressly provided in Section 7.2, ASLAN agrees that it and its Affiliates shall not sell or otherwise commercialize (other than authorizing commercialization by a Third Party under a license granted pursuant to the Licensing Program) ARRY-543 or any Product , unless and until ASLAN and Array agree upon applicable payments to Array and other financial terms for such sales or commercialization and enter into a mutually agreed definitive written agreement granting such rights to ASLAN or its Affiliate and containing agreed financial terms and other terms and conditions approved by the senior management of both Parties.  The Parties acknowledge that commercial rights with respect to Products may be granted by ASLAN to a Third Party pursuant to the Licensing Program on the terms and conditions set forth in Article VII, below.

5.3       No Implied Licenses.  Each Party acknowledges that the licenses granted under this Article V are limited to the scope expressly granted, and all other rights to Licensed Technology are expressly reserved to the Party owning such Licensed Technology. Without limiting the foregoing, it is understood that where an exclusive license under Licensed Technology is granted to a Party under this Article V for a particular purpose, the Party granting such license retains all of its rights to such Licensed Technology for all purposes not expressly licensed.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE VI - DILIGENCE

It is important to Array and ASLAN that Product development and licensing proceed expeditiously.  Accordingly, ASLAN shall use Diligent Efforts to conduct the Development Program and the Licensing Program under Sections 3.1 and 7.1 of this Agreement, and to obtain the optimum commercial return for Products in all markets throughout the world.  ASLAN shall develop and license all Products in the best interests of maximizing the success of such Products, and not in the present or future interest of other products of ASLAN (other than Products).

ARTICLE VII - LICENSING PROGRAM; BUY-OUT

7.1       Licensing Program.  Subject to the terms and conditions of this Agreement, Array hereby grants ASLAN an exclusive license under applicable Array Technology to pursue the Licensing Program and to sub-license or license (as applicable) to Third Parties the further development and commercialization of the Licensed Technology and/or the Products in the Territory in accordance with the provisions of this Article VII and under license terms and conditions mutually acceptable to the Parties and/or following the procedures under Section 2.2.3.

7.1.1    ASLAN will use Diligent Efforts to negotiate term sheets and execute agreements with potential licensees, keeping Array informed as to material terms of such negotiations. For each potential licensee of the Licensed Technology, the parties via the JSC shall seek to agree on an appropriate field.  Array will reasonably cooperate to assist ASLAN in its efforts to pursue the Licensing Program by making available, at no extra charge to ASLAN, such additional or complementary data or information related to Products that is Controlled by Array as may be appropriate and reasonably required to progress licensing discussions with Third Parties in connection with the Licensing Program.Unless approved by both Parties, neither Party shall, during the term of this Agreement, have the right to separately grant a license with respect to Products to any Third Party under its Licensed Technology.

7.1.2    Approximately 6 months prior to the anticipated Completion of the Development Program or earlier if available data permits, ASLAN will begin business development activities in connection with the Licensing Program.  ASLAN agrees not to enter into any license agreement pursuant to the Licensing Program until such time as ASLAN has provided a complete copy of the final license draft to Array, and either: (i) each of the Parties have approved the license agreement, if such license is entered into prior to Completion of the Development Program, or (ii) each of the Parties have approved the license agreement, or the procedures under Section 2.2.3 have been exhausted, if such license is entered into after Completion of the Development Program.  In exercising any right to give or withhold approval in relation to the terms of a proposed license of the Licensed Technology or any other part of this Agreement, Array shall act in a timely and reasonable manner and use Diligent Efforts.  For purposes of clarity: (x) prior to Completion of the Development Program ASLAN may not enter into any license under the Licensing Program without Array’s prior written consent; (y) after Completion of the Development Program, ASLAN, subject to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 2.2.3 and all dispute resolution provisions in this Agreement, may conclude a license under the Licensing Program without Array’s written consent.

7.1.3    Proceeds.  ASLAN and Array will share the Net Licensing Proceeds received by either ASLAN or Array from licenses and sublicenses granted under the Licensing Program as follows:  ASLAN will receive [ * ] of such Net Licensing Proceeds and Array will receive [ * ] of such Net Licensing Proceeds.

7.2       Certain Terms Related to [ * ].

7.2.1    Information Regarding [ * ].  Array shall keep ASLAN reasonably informed as to material developments with respect to the [ * ], including without limitation, by providing upon request copies of any substantive documents that it receives from [ * ] (“[ * ]”) with respect to [ * ].

7.2.2    Discussion Following Completion of All Committed Trials.  Promptly following Completion of the Development Program (and in any event within thirty (30) days following such Completion), the Parties shall discuss whether a [ * ] has [ * ] and, if no [ * ] has [ * ], whether a [ * ] is [ * ].  If at that time a [ * ] has [ * ], then the terms of Section 7.2.4 shall apply.  If no [ * ] has [ * ], but the Parties agree at that time that a [ * ] is [ * ], then the terms of Section 7.2.4 shall likewise apply.  If no [ * ] has [ * ] and the Parties agree at that time that no [ * ] is [ * ], then the terms of Section 7.2.5 shall apply.  If at that time no [ * ] has [ * ] and the Parties fail to agree whether a [ * ] is [ * ] (or if the Parties fail to agree whether [ * ] qualifies as a [ * ], then upon request of either Party such matter shall be referred to a [ * ] for resolution pursuant to Section 7.2.3(b) below.

7.2.3    Failure to Agree.

(a)  ASLAN Election to Proceed at Risk.  If no [ * ] has [ * ] and the Parties fail, following the discussion described in Section 7.2.2, to agree whether a [ * ] is [ * ], then ASLAN may in its discretion elect, upon prior written notice to Array, to proceed, entirely at ASLAN’s risk, to practice the rights set forth in Section 7.2.5, below in anticipation that ASLAN will obtain such rights; provided, however, if ASLAN so proceeds and a [ * ] subsequently [ * ] or the [ * ] as described in Section 7.2.3(b), below, subsequently determines that a [ * ] has [ * ] or is [ * ], then:  (i) ASLAN shall (and cause its Affiliates and ASLAN’s and its Affiliates’ employees, contractors, licensees, distributors and any other party acting under authority of ASLAN or its Affiliate to immediately) immediately cease [ * ], and promptly withdraw (or transfer to Array, if Array is willing to accept such transfer) [ * ]; (ii) all licenses granted by ASLAN or its Affiliates under authority of Section 7.2.5 shall be void ab initio; (iii) ASLAN shall be liable to Array for any and all harm or loss to Array (including any damage to Array’s interest in the Licensing Program) arising from activities undertaken by or under authority of ASLAN in connection with ASLAN’s decision to proceed at risk to exercise the rights described in Section 7.2.5; and (iv) ASLAN shall

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

remain fully responsible for (and indemnify Array with respect to) any and all liability arising from contracts entered into by or under authority of ASLAN with respect to such activities.

(b)  [ * ] Determination.  If the Parties do not agree, within sixty (60) days after Completion of all of the Committed Trials, upon whether a [ * ] has [ * ] or is [ * ] (including without limitation any disagreement between the Parties over whether [ * ] within a [ * ], then either Party may submit such matter for determination by a [ * ] upon written notice to the other Party no later than ninety (90) days following the Completion of all of the Committed Trials (a “ [ * ]”), in which case such matter shall be finally resolved by the [ * ] pursuant to this Section 7.2.3(b) (“[ * ]”).  If a [ * ] is not received by Array within ninety (90) days following the Completion of all of the Committed Trials, then ASLAN shall be deemed to have agreed that a [ * ] has [ * ] or [ * ], and the terms of Section 7.2.4 below shall apply.  In the event of such [ * ], the [ * ] shall be [ * ], mutually acceptable to the Parties, who has [ * ].  If the Parties are unable to agree on a [ * ], the [ * ] shall be an [ * ] as described in the preceding sentence, selected by the chief executive of the UK Bio-Industry Association (“BIA”).  Any such [ * ] shall be held in London, UK, and shall be conducted in English.  Each Party shall prepare a written report setting forth its position with respect to whether [ * ] that are [ * ] (as defined herein) are [ * ], and supporting documents or affidavits as such Party deems appropriate.  The [ * ] shall not order or require discovery against either party.  The [ * ] shall issue his decision solely on the matter as to whether [ * ] that are [ * ] (as defined herein) are [ * ], and shall not have authority to render any other substantive decision.  The costs of such [ * ] shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with such [ * ].  It is the desire and objective of the Parties that the dispute is settled by [ * ] within 30 days of the [ * ], or in any event as soon thereafter as is practicable.

7.2.4    [ * ] has [ * ] or is [ * ].  If the Parties agree or are deemed to agree (or the [ * ] determines as described in Section 7.2.(3)(b) above) that a [ * ] has [ * ] or is [ * ], or if the Parties have not agreed that a [ * ] has [ * ] and is [ * ] and ASLAN does not provide a [ * ] within the ninety (90) days following the Completion of all of the Committed Trials, then the terms set forth in Section 7.2.5 below shall be of no force and effect.

7.2.5    [ * ].  The rights of ASLAN described in this Section 7.2.5 are contingent upon Completion of all of the Committed Trials, and ASLAN will not have any rights to commercialize or exploit ARRY-543 or Products under the terms of this Section 7.2.5 unless and until Completion of all of the Committed Trials has occurred.  Following Completion of all of the Committed Trials, if the Parties agree (or the [ * ] determines as described in Section 7.2.3(b) above) that no [ * ] has [ * ] and no [ * ] is [ * ], then the terms set forth below in this Section 7.2.5 shall apply:

(a)        Without prejudice to the Parties’ respective obligations in relation to the Licensing Program as set forth in Section 7.1, above, if a Third Party has obtained a license under the Licensing Program to further develop and commercialize Products in a territory that includes at least (i) the United States and (ii) either Europe (including at least Germany, France,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Italy, Spain and the United Kingdom) or Japan (“Major License”), and no Third Party has been granted [ * ], then ASLAN shall have an option (i) to [ * ] in any territories not already licensed to Third Parties under the Licensing Program, subject to the written approval of the licensee under the Major License, and (ii) to [ * ] (the “[ * ]”), subject to the payments described in Section 7.2.5(c) below, which [ * ] may only be exercised upon written notice given within thirty (30) days following conclusion of the Major License referred to above;

(b)        ASLAN agrees that it and its Affiliates shall not conduct [ * ], pending exercise by ASLAN of its rights under this Agreement in relation to the [ * ];

(c)        In the event that ASLAN exercises the [ * ], then ASLAN shall pay Array the following amounts:

(i)         for all Products marketed to end-users by ASLAN and/or any of its Affiliates, royalties of [ * ] of the Net Sales of such Products; and

(ii)        for all other Products, either (A) royalties of [ * ] of Net Sales of such Products to end-users or (B) [ * ] of all Net Licensing Proceeds received by ASLAN and its Affiliates in connection with the license or other agreement pursuant to which any Third Party obtains a [ * ] (such [ * ] referred to herein as a “[ * ]”).  ASLAN shall elect in writing, at the time the first [ * ] is provided to Array pursuant to Section 7.2.5(d), below, whether it will pay the royalty described in clause (A) of the preceding sentence or pay the percentage of Net Licensing Proceeds described in clause (B), and in the event that ASLAN does not make the election between the payments described in (A) and (B) above at the time the first [ * ] is provided to Array, Array shall have the right to elect which payment shall apply under this Section 7.2.5(c)(ii).

(d)        ASLAN shall provide a complete copy of each [ * ] (together with a description of any and all Net Licensing Proceeds associated with such [ * ] that are not reflected on the face of such license) within ten (10) days after its execution.

(e)        Payments due under Section 7.2.5(c) (royalties and/or percentage of Net Licensing Proceeds, as applicable) shall continue until [ * ], but only to the extent Net Sales of Products occur during such period (with respect to royalties on Net Sales) and/or ASLAN receives Net Licensing Proceeds (with respect to sharing of Net Licensing Proceeds).

(f)         In the event that one or more Third Parties is selling a generic version of a Product [ * ] (i.e., a pharmaceutical product containing the same compound as ARRY-543 which has obtained marketing approval [ * ] through an abbreviated regulatory pathway for generic products and that is not sold under authority of a license from ASLAN or Array), and the units of such generic versions of the Product represent at least [ * ] of the total units of the Product and related generic versions of the Product, combined, that were sold [ * ] in the preceding calendar year,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

then royalties on Net Sales under Section 7.2.5(c)(i) (and, if applicable, under Section 7.2.5(c)(ii)) shall be reduced to [ * ] of such Net Sales.

7.3       Buy-Out Process.  Either Party shall have the right to trigger a buy-out of the right to develop and commercialize Products at any time during the period that begins upon the conclusion of the Development Plan and ends on the earlier of (i) the date on which the first license to develop or commercialize any Product is granted to any Third Party under the Licensing Program or (ii) expiration or termination of this Agreement (the “Buy-Out Right Period”), as follows:

(a)  A Party (the “Offeror”) may trigger a buy-out by providing to the other Party (the “Offeree”), during the Buy-Out Right Period, written notice specifically referencing this Section 7.3, in which the Offeror offers to buy out the right to grant licenses to Third Parties to develop and commercialize Products, and such notice shall set forth a lump sum payment amount (the “Buy-Out Price”) offered by the Offeror as payment for buying out such rights (such a notice referred to as the “the Offeror’s Buy-Out Notice”);

(b)  Within forty-five (45) days after receiving the Buy-Out Notice, the Offeree may elect, in its sole discretion and upon written notice to the Offeror (the “the Offeree’s Buy-Out Notice”), to buy out the Offeror’s rights with respect to licensing Third Parties to develop and commercialize Products for the same lump sum Buy-Out Price that was offered by the Offeror in the Offering Party’s Buy-Out Notice;

(c)  If the Offeree does not provide an Offeree’s Buy-Out Notice within forty-five (45) days after receiving the Offeror’s Buy-Out Notice, the Offeree shall be deemed to have accepted the Offeror’s buy-out offer in the Offeror’s Buy-Out Notice.  The Offeree may, in its discretion, also accept the Offeror’s buy-out offer by written notice to the Offeror before expiration of such forty-five (45) day period;

(d)  If the Offeree accepts, or is deemed to have accepted, the Offeror’s buy-out offer in the Offeror’s Buy-Out Notice, then (i) the Offeror shall pay the Offeree the Buy-Out Price within twenty (20) days and shall thereafter have the exclusive right to grant licenses to Third Parties under the Licensed Technology to develop and/or commercialize Products for pharmaceutical uses (and, for the avoidance of doubt, shall not be obligated to share Net Licensing Revenues from such licenses with the Offeree), and (ii) ASLAN and Array shall promptly prepare and enter into a definitive written agreement memorializing appropriate exclusive licenses to the Offeror under the Offeree’s interest in the Licensed Technology; and

(e)  If the Offeree provides an Offeree’s Buy-Out Notice within the forty-five (45) day period described in Section 7.3(b), then (i) the Offeree shall pay to the Offeror the Buy-Out Price within twenty (20) days and shall thereafter have the exclusive right to grant licenses to Third Parties under the Licensed Technology to develop and/or commercialize Products for pharmaceutical uses (and, for the avoidance of doubt, shall not be obligated to share Net Licensing

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Revenues from such licenses with the Offeror), and (ii) ASLAN and Array shall promptly prepare and enter into a definitive written agreement memorializing appropriate exclusive licenses to Array under the Offeror’s interest in the Licensed Technology (including without limitation rights to all data from the Committed Trials and other trials conducted in the Development Program) to facilitate such licensing.

In the event that a Party does not provide a Buy-Out Notice as set forth in Section 7.3(a) above prior to expiration of the Buy-Out Right Period, such Party’s right to trigger a buy-out of the right to grant licenses to Third Parties to develop and commercialize Products as described in this Section 7.3 shall expire.  For the avoidance of doubt, neither Party shall have the right to trigger such a buy-out unless and until such time as the Development Program has been concluded (prior to expiration or termination of this Agreement).

ARTICLE VIII - OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

8.1       Ownership of Inventions; Disclosure.  Each Party shall retain all of its rights, title and interest in and to any Intellectual Property it owns as of the Effective Date, including the right to transfer or license such Intellectual Property to others for any purpose, subject only to its obligations under this Agreement.  All right, title and interest in and to all Intellectual Property made solely by personnel of a Party after the Effective Date shall be owned by such Party.  All right, title and interest in and to all Intellectual Property made jointly by personnel of ASLAN and Array after the Effective Date shall be jointly owned by ASLAN and Array, subject to any applicable licenses and payment and other terms or obligations set forth in this Agreement.  Inventorship shall be determined in accordance with the patent laws of the United States.  Except as expressly provided in this Agreement, neither Party shall have any obligation to obtain any consent of the other Party to license or exploit patented jointly-owned subject matter, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent; except as otherwise provided in this Agreement, any profits resulting from such licensure or exploitation shall be split equally by the Parties.

8.2       Patent Filings.  The Party responsible for Prosecution and Maintenance (as defined below) of patents covering inventions within the Collaboration Technology shall use Diligent Efforts to obtain a reasonable scope of protection for such inventions, and will consider in good faith reasonable comments provided by the other Party.

8.2.1    Joint Patents.  The Prosecution and Maintenance of jointly owned Patents shall be only as mutually agreed by ASLAN and Array, and the costs associated with the Prosecution and Maintenance of such Patents shall be shared equally between the Parties.  In such connection, the Parties agree to cooperate and to prepare and prosecute jointly-owned patent applications for Patents within the Collaboration Technology (“Collaboration Patents”) directed to such claims in a manner that ensures reasonable scope of protection for such subject matter.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.2.2    Solely Owned Patents.  ASLAN or Array, as the case may be, shall control the Prosecution and Maintenance of Patents within the Collaboration Technology that are owned by such Party, in each case at its own cost and using counsel of its choice and in such countries as such Party determines is appropriate.

8.2.3    Other Matters Pertaining to Prosecution of Patents.

(a)  Each Party shall promptly disclose to the other any inventions made in connection with this Agreement.  Each Party shall keep the other informed as to material developments with respect to the Prosecution and Maintenance of Collaboration Patents Technology, including without limitation, by providing upon request copies of any substantive documents that such Party receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and by providing the other Party the opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance.

(b)  The other Party shall reasonably cooperate with and assist the Prosecuting Party, at the Prosecuting Party’s request and expense, in connection with the Prosecution and Maintenance of such Collaboration Patents that are jointly owned, including without limitation by making scientists and scientific records reasonably available to the Prosecuting Party.

(c)  “Prosecution and Maintenance” or “Prosecute and Maintain” with regard to a Patent shall mean the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, requests for patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent.

8.3       Defense and Settlement of Third Party Claims.  If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use, marketing, sale or importation of any Product, the Party becoming aware of such a matter shall immediately notify the other of it. ASLAN shall have the right to initiate, prosecute, defend and control legal action (whether by suit, proceedings, counter-claim, oppositions, customs procedure or otherwise) in respect of any such assertion; provided that assertion of any counterclaim for enforcement of Licensed Technology shall be subject to Section 8.4 below. Array shall have the right actively to co-operate and join with ASLAN in any legal action if it considers it necessary or desirable, and ASLAN shall have the right to have Array joined as a passive party to any legal action if necessary, and in either circumstance each party shall reasonably co-operate with the other in regard to the same.  All costs and expenses (including attorneys’ fees) of any legal action brought in accordance with this Section 8.3 other than all of Array’s costs and expenses if Array actively elects to be joined as a party to such action) shall be borne by ASLAN.  Any monetary recovery in connection with legal action shall be applied first to reimburse ASLAN for its out-of-pocket costs and expenses (including management time and reasonable attorneys’ fees) incurred in connection with any legal action and second to reimburse

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Array for its out-of-pocket costs and expenses if it actively elects to be joined in such proceedings (including reasonable attorneys’ fees), incurred in connection with such infringement action.  The remainder shall be split between the Parties.

8.4       Enforcement Rights.

8.4.1    Infringement by Third Parties.  Subject to the provisions of this Section 8.4, in the event that Array or ASLAN reasonably believes that any Licensed Technology is infringed or misappropriated by a Third Party in any country in the Territory or is subject to a declaratory judgment action arising from such infringement in such country, in each case with respect to the development, manufacture, use or sale of a product substantially similar to a Product in the Field, ASLAN or Array (respectively) shall promptly notify the other party hereto.

(a)             Right to Enforce.  Each Party shall have the right (but not the obligation) to enforce the intellectual property rights within the Licensed Technology Controlled by such Party, with respect to such infringement in the Territory (for purposes of this Section 8.4, an “Enforcement Action”).

(b)             Enforcement Costs; Recoveries.  If a Party brings an Enforcement Action (the “Enforcing Party”), the other Party agrees to be joined as a party plaintiff and to give the Enforcing Party reasonable assistance and authority to file and prosecute the suit.  The costs and expenses of the Enforcement Action shall be borne by the Enforcing Party, and any damages or other monetary awards recovered shall be retained by the Enforcing Party.  A settlement or consent judgment or other voluntary final disposition of an Enforcement Action may be entered into without the consent of the Other Party; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any patent within the Licensed Technology and provided further, that any rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights that the Enforcing Party otherwise has the right to grant.

ARTICLE IX - CONFIDENTIALITY

9.1       Confidentiality; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement or any information developed during the term of this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

(i)         was in the lawful knowledge and possession of the receiving party prior to the time it was disclosed to, or learned by, the receiving Party, or was otherwise

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

developed independently by the receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;

(ii)        was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)       became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(iv)       was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

9.2       Authorized Disclosure.  Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows:  (i)  in connection with the exercise of rights granted or reserved in this Agreement (including the rights to develop Products and to grant licenses and sublicenses hereunder) or to potential investors, acquirers, licensees or sublicensees or others on a need to know basis, under reasonable and customary contractual obligations of confidentiality, or (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, conducting preclinical or clinical trials, or otherwise required by law, provided, however, that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed or (iii) to the extent mutually agreed to by the Parties.

9.3       Termination of Prior Agreements.  This Agreement supersedes the Confidentiality Agreement between the Parties (or their predecessors) dated November 30, 2010, including all modifications.  All information exchanged between the Parties under those Agreements shall be deemed Confidential Information and shall be subject to the terms of this Article IX.  All other provisions intended to survive termination of those Agreements shall survive according to their terms.

9.4       Publications.  Each Party shall submit any proposed publication containing Confidential Information to the other Party at least thirty (30) days in advance to allow that Party to review such planned public disclosure.  The reviewing Party will promptly review such proposed publication and make any objections that it may have to the publication of Confidential Information of the reviewing Party contained therein.  Should the reviewing Party make an objection to the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

publication of any such Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing such Confidential Information.

ARTICLE X - REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1     Representations and Warranties.  Each of the Parties hereby represents and warrants and covenants as follows:

(a)  This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(b)  Each Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology in the Field which conflicts with the rights granted to the other Party hereunder.

(c)  As of the Effective Date, each Party owns or otherwise Controls all of the rights, title and interest in and to its Patents and Know-How within the Licensed Technology.

10.2     Due Diligence:  Openness.  Array hereby represents and warrants and covenants to ASLAN as follows, that:

(a)  ARRAY has made available to ASLAN such information as requested by ASLAN to enable ASLAN to carry out its due diligence investigations before entering into the Agreement to make a fair assessment of the viability of the opportunity presented by ARRY-543;

(b)  to the best of Array’s knowledge, the information referred to in Section 10.2.(a) was true, accurate, complete and not misleading on the date it was disclosed; and

(c)  no material facts or events have become known to Array between the time of disclosure and the Effective Date that were not disclosed to ASLAN, which facts or events might reasonably be expected to affect ASLAN’s decision to proceed with entering into this Agreement.

10.3     Due Diligence:  Openness.  ASLAN hereby represents and warrants and covenants to Array as follows, that:

(a)  ASLAN Has made available to Array such information as requested by Array to enable Array to carry out its due diligence investigations before entering into the Agreement to make a fair assessment of the ability of ASLAN to perform its obligation under this Agreement;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)  to the best of ASLAN’s knowledge, the information referred to in Section 10.3.(a) was true, accurate, complete and not misleading on the date it was disclosed; and

(c)  no material facts or events have arisen known to ASLAN between the time of disclosure and the Effective Date that were not disclosed to Array, which facts or events might reasonably be expected to affect Array’s decision to proceed with entering into this Agreement.

10.4     Disclaimer.  Array and ASLAN specifically disclaim any guarantee that the Development Program will be successful, in whole or in part.  The failure or lack of success of any activities of either or both of the Parties in developing Products will not be construed to constitute a breach of any representation or warranty or other obligation under this Agreement.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ARRAY AND ASLAN MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY, ARRAY TECHNOLOGY, ASLAN TECHNOLOGY, COLLABORATION TECHNOLOGY, INFORMATION DISCLOSED HEREUNDER OR PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY TECHNOLOGY LICENSED HEREUNDER, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.5     Indemnification.

10.5.1  Indemnification by ASLAN.  ASLAN hereby agrees to indemnify, defend and hold each of Array and its Affiliates and the agents, directors, officers, and employees of Array and such Affiliates and the successors and assigns of any of the foregoing, harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorney’s fees (“Losses”) resulting from third party claims based on the development, manufacture, use, handling, storage, sale or other disposition of chemical agents or Products by or under authority of ASLAN, or its Affiliates, agents or Sublicensees, and shall not apply to chemical agents or Products provided under separate supply terms by Array and / or its contractors under a separate Agreement.

10.5.2  Indemnification by Array.  Array hereby agrees to indemnify, defend and hold each of ASLAN and its Affiliates and the agents, directors and employees of ASLAN and such Affiliates and the successors and assigns of any of the foregoing, harmless from and against any and all Losses resulting from third party claims based on the development, manufacture, use, handling, storage, sale or other disposition of chemical agents or Products by or under authority of Array, or its Affiliates, agents or licensees (in each case other than by or under authority of ASLAN and its Sublicensees under this Agreement).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.5.3  Procedure.  In the event a Party is seeking indemnification under Sections 10.5.1 or 10.5.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim) and shall reasonably cooperate as requested by the Indemnifying Party (at the expense of the Indemnifying Party) in the defense of the claim.

ARTICLE XI - TERM AND TERMINATION

11.1     Term.  This Agreement shall become effective as of the Effective Date and, unless earlier terminated or adjusted under this Section 11.1, shall continue in full force and effect until the date that is [ * ] after the scheduled conclusion of the initial Development Plan, unless, before the end of that period (or any agreed adjustment thereof) , ASLAN has entered into a license with a Third Party under the Licensing Program, in which case Section 11.2 shall apply as regards the term of this Agreement.

11.1.1    If the JSC amends the timeline in the Development Plan, the agreement expiration date will be adjusted accordingly; provided, however, that the Agreement termination date will not be so adjusted if the adjustment resulted solely from ASLAN casting a deciding vote at the JSC (i.e., without JSC or mutual CEO approval, the then-current agreement termination date will not change).

11.1.2    If ASLAN is in material and substantial negotiations with a third party under the Licensing Program at the time of the scheduled agreement expiration date, then ASLAN shall notify Array in writing and the agreement termination date will be automatically extended until the conclusion of such negotiations with such third party; provided, however that such extension shall not exceed six (6) months unless otherwise agreed in writing by Array.  In the event of such an extension, ASLAN agrees to promptly notify Array in writing of any conclusion of such negotiations with such third party.

11.2     Term Where License(s) Have Been Entered Into.  If, before the end of the period (or any agreed adjustment) referred to in Section 11.1, ASLAN has entered into a license(s) with a Third Party under the Licensing Program, then (i) the license to ASLAN under Section 7.1 of this Agreement, and the rights of ASLAN under this Agreement to grant a license or sublicense under other Licensed Technology pursuant to the Licensing Program, shall continue in full force and effect, solely to the extent necessary to permit the continued granting by ASLAN of the license or sublicense under the Licensed Technology to the applicable Third Party under such license(s), for so long as such license(s) granted by ASLAN remain in full force and effect, (ii) this Agreement shall in all other respects terminate, and (iii) in so far as applicable the remainder of this Section 11 (in so far as relevant) shall apply.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.3     Termination For Breach.  Either Party may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days after written notice thereof was provided to the breaching Party by the non-breaching Party.  Any termination shall become effective at the end of such ninety (90) day period unless the breaching Party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the ninety (90) day period.

11.4     Termination Upon Notice.

11.4.1  Either Party Notice.  Either Party may terminate the Agreement at any time in the event that (i) pre-agreed stopping criteria set forth in the Development Plan are met, or (ii) in the event of a material safety risk associated with the Product.

11.4.2  Array Notice.

(a)  Failure to Initiate Committed Trial Within One Year of Effective Date.  In the event ASLAN does not initiate any of the Committed Trials within one year of the Effective Date, then, subject to Array having fully complied with all its obligations to ASLAN under this Agreement in respect of such Committed Trial(s), then Array may, in its discretion, terminate this Agreement, upon sixty (60) days written notice to ASLAN and the remainder of this Section 11 shall apply; provided that such termination shall be ineffective if ASLAN both (i) initiates the Committed Trial(s) on or before the date sixty (60) days after such notice from Array (or on or before such later date as the Parties may mutually agree in writing); and (ii) certifies such initiation of the Committed Trial in writing to Array prior to the expiration of such sixty (60) day period (or on or before such later date as the Parties may have mutually agreed in writing).

(b)  Notification of Missed Timeline.  In the event ASLAN does not initiate and complete (i.e., conduct through to Completion) any of the Committed Trials within the timeframe set forth for such Committed Trial as set forth in the applicable Development Plan, ASLAN shall notify Array, through Array’s representatives on the JDC, and on request of Array the Parties will discuss the matter and its potential effects on timing of the overall Development Program.

(c)  Request for Extension.  In the event that ASLAN believes that, despite using active and Diligent Efforts, it will not be able to complete the Development Program as a whole within the applicable timeframe set forth in the applicable Development Plan for reasons beyond its control, it may request that the JSC consider a potential extension of the timeframe to complete the Development Program, and the procedures in Section 2.2.3 shall apply.  It is understood and agreed, however, that Array via the JSC may refuse to agree to any such extension for completion of the overall Development Program, if ASLAN has failed to use at all times active and Diligent Efforts of at least the level required by Article VII, or if Array believes in good faith

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and on reasonable objective grounds that Completion of the Development Program would nonetheless have been achievable within the applicable timeframe, notwithstanding those reasons claimed to be beyond ASLAN’s control.

(d)  Termination Upon Notice from Array.  If ASLAN does not complete the Development Program within the timeframe set forth in the applicable Development Plan, taking into account any extensions thereof approved by the JSC (within the scope of its authority) or agreed to in writing by Array, then Array may, in its discretion, terminate this Agreement, upon one hundred and eighty (180) days written notice to ASLAN, provided that such termination shall be ineffective if ASLAN both (i) conducts all of the applicable Committed Trial(s) through to Completion on or before the date one hundred and eighty (180) days after such notice from Array (or on or before such later date as the Parties may mutually agree in writing); and (ii) certifies such Completion in writing to Array prior to the expiration of such one hundred and eighty (180) day period (or on or before such later date as the Parties may have mutually agreed in writing).

11.5     Termination on Insolvency.  Either Party may terminate this Agreement by notice, if, at any time, the other Party (i) suspends payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or (ii) a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that Party (other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies or the solvent reorganisation of that Party); or (iii) an application is made to court, or an order is made, for the appointment of an administrator, or if an administrator is appointed over that Party; or (iv) a receiver is appointed over all or any of the assets of that Party; or (v) a creditor or encumbrancer of that Party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the assets of that Party and such attachment or process is not discharged within thirty (30) days; or (vi) any event occurs, or proceeding is taken, with respect to that Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in this Section 11.5 (i) to (v); or (vii) that Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business.

11.6     Effect of Termination.

11.6.1  Accrued Rights, Surviving Obligations.  Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any obligations which shall have accrued prior to such termination, relinquishment or expiration, including, without limitation, any and all damages arising from any breach hereunder.

11.6.2  Survival.  Articles I, X and XII and Sections 3.5(a), 7.1.4, 8.1.1, 9.1, 9.2, 11.6, 11.7 and 11.8 shall survive the expiration and any termination of this Agreement; and Article V shall survive the expiration but not an earlier termination (except as provided below) of this

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement.  Except as provided in this Section 11.6.2, or as otherwise provided in this Section 11.6, all obligations of each Party under this Agreement shall terminate upon any termination of this Agreement in its entirety.

11.7     Effect of Certain Terminations.  In the event of expiration (i.e., without a successful conclusion of the Licensing Program) or early termination of this Agreement pursuant to Section 11.4.2 or a termination of this Agreement under Section 11.3 by reason of breach by ASLAN, the following shall apply:

11.7.1    Array shall have (and ASLAN agrees to grant and hereby grants to Array) an irrevocable, exclusive, royalty-free worldwide license, with the right to grant and authorize sublicenses, under all Licensed Technology Controlled by ASLAN, and under any trademarks owned by ASLAN and used specifically by ASLAN to identify the Products (excluding the ASLAN trade name and trade dress), to make, use, sell, import and otherwise exploit all Products.  The foregoing rights and license shall be fully paid and royalty-free, provided that, if Array subsequently commercializes Products or grants a third party a license to commercialize Products, then Array shall pay to ASLAN either (i) if Array commercializes Products itself, a royalty on the Net Sales of such Products worldwide at a rate of [ * ], or (ii) if Array grants a Third Party a License to commercialize Products [ * ] of the Net Licensing Proceeds received therefrom, in each case up to the amount equal to ASLAN’s actual costs expended by ASLAN in performing the Development Plan, plus [ * ] beginning on the date of first commercial sale of a Product by Array or an Array licensee.  For the avoidance of doubt, no payments will be due under this Section 11.7.1 in the event that Array buys out ASLAN’s rights to license Third Parties to develop and commercialize Products as described in Section 7.3.

11.7.2  Development.  In the event there are any ongoing clinical trials of any Product, at Array’s request, following the date a notice of termination has been issued by Array pursuant to Section 11.3 or 11.4.2, ASLAN agrees to continue such trials in the normal course until the effective date of the termination, or, to the extent so requested by Array, to promptly transition to Array or its designee such clinical trials or portions thereof; in each case, at ASLAN’s expense.

11.7.3  Other.  ASLAN shall, at Array’s request, take all steps reasonably necessary to enable Array to develop and commercialize Products in the Territory, including transferring to Array any regulatory submissions for such Products, selling manufactured materials and Product inventory, in Development Data, reports, SOPs, protocols, ASLAN Know-How or other commercially reasonable arrangements as the Parties may agree.

11.8     Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE XII - MISCELLANEOUS

12.1     Publicity.  Each of the Parties hereto agrees not to disclose to any Third Party the financial terms of this Agreement without the prior written consent of the other Party hereto, except to advisors, actual or potential investors or acquirers and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.  Any press release to announce the execution of this Agreement, the achievement of a milestone or the progress of the collaboration shall require prior written agreement of the Parties; thereafter, ASLAN and Array may each disclose to third Parties the information contained in such press release and Question & Answer outline without the need for further approval by the other.

12.2     Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of England and Wales, without reference to conflicts of laws principles, except that inventorship of inventions shall be determined in accordance with the patent laws of the United States.

12.3     Assignment.  This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto; except either Party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), provided that such entity agrees in writing to be bound by the terms and conditions of this Agreement.  If any permitted assignment would result in withholding or other similar taxes becoming due on payments from the assigning Party to the other Party under this Agreement, the assigning Party shall be responsible for all such taxes resulting from such assignment, and the amount of such taxes shall not be withheld or otherwise deducted from any amounts payable to other Party.  No assignment and transfer shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement.  The terms and conditions shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

12.4     Performance Warranty.  Each Party may utilize its Affiliates in fulfilling its obligations and exercising its rights under this Agreement.  Each Party hereby warrants and guarantees the performance of any and all obligations hereunder on behalf of its Affiliate(s).

12.5     Notices.  All notices, requests and communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (confirmed by prepaid registered or certified mail, return receipt requested or by international express delivery service) (e.g., Federal Express), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by international express courier service, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to following addresses of the Parties, or such other address as may be specified in writing to the other Party hereto:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to Array,

addressed to:	Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
Attention: Chief Operating Officer
Telephone: (303) 381-6699
Telecopy: (303) 381-6697

With copy to:	Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
Attention: General Counsel
Telephone: (303) 381-6699
Telecopy: (303) 386-1290

If to ASLAN,

addressed to:	ASLAN Pharmaceuticals
10A Bukit Pasoh Road
Singapore, 089824
Attention: Head of Finance
Telephone: +65 6222 4235
Telecopy: +65 6225 2419

With copy to:	ASLAN Pharmaceuticals
10A Bukit Pasoh Road
Singapore, 089824
Attention: Chief Business Officer
Telephone: +65 6222 4235
Telecopy: +65 6225 2419

12.6     Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure or either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

12.7     Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.8     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9     Entire Agreement.  This Agreement and any separate supply agreement as contemplated by Section 3.4.2 sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties.  There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

12.10   Force Majeure.  Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control, and in such circumstances the affected party shall be entitled to a reasonable extension of the time for performing such obligations, provided that if the period of delay or non-performance continues for six (6) months, the Party not affected may terminate this Agreement by giving 30 days’ written notice to the other Party.

12.11   Independent Contractors.  Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have the authority to bind or obligate the other Party, and neither Party shall represent that it has such authority.

12.12   Headings.  Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

[Remainder of this page intentionally left blank.]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.13   Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

Array BioPharma Inc.		ASLAN Pharmaceuticals

By:	/s/ Robert E. Conway	By:	/s/ Carl Firth

Name:	Robert E. Conway	Name:	Carl Firth

Title:	CEO	Title:	CEO

Date:	12 July 2011	Date:	12 July 2011

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.13

Committed Trials

1)           [ * ]

2)           [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 3.2

Initial Development Plan

[ * ]